                                                                    EXHIBIT 99.1

(IKONICS LOGO)
4842 Grand Ave., Duluth, MN 55807
Phone: 218-628-2217 Fax: 218-628-3245
www.ikonics.com  info@ikonics.com

                                  NEWS RELEASE

NEWS CONTACT:  Bill Ulland                                 FOR IMMEDIATE RELEASE
               Chairman, President & CEO                   April 26, 2007
               (218) 628-2217


                       IKONICS POSTS FIRST QUARTER RESULTS

DULUTH, MN - IKONICS Corporation, a Duluth based imaging technology company, announced today a 4% increase in sales to $3,508,000 for the first quarter of 2007, compared to $3,372,000 for the same period in 2006. Sales in 2007 were a first quarter record. Earnings declined by 4% to $94,000, or $0.05 per diluted common share, for the quarter compared to $98,000, or $0.05 per diluted common share, for the first quarter of 2006.

Bill Ulland, IKONICS CEO, said that first quarter has in recent years been IKONICS' weakest, and 2007 was no exception. Compared to the same period in 2006, first quarter 2007 income from operations decreased due to expenses related to the image mate(TM) product line integration, Sarbanes-Oxley compliance expenses, and seasonal buying patterns in Asia. A $55,000 gain on the sale of our investment in Apprise Technologies Inc. was not sufficient to offset these expenses. Although the image mate integration is going well, sales did not gain traction until later in the quarter while additional costs incurred throughout the quarter negatively impacted earnings. The Company also realized a tax benefit during the quarter resulting from the reversal of a valuation allowance and other tax accrual adjustments.

Ulland added that during the quarter the company made a further capital investment in its industrial ink jet technology and continued to incur expenses related to commercializing its ceramic and electronic wafer etching technology. "We are experiencing limited prototype sales from both projects and anticipate commercial sales later in 2007," said Ulland.

"In spite of the typical slow start to the year, I am optimistic that 2007 will be another successful year for IKONICS," said Ulland.










This press release contains forward-looking statements regarding sales, earnings, new products and acquisitions that involve risks and uncertainties. The company's actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify, complete and integrate suitable acquisitions, as well as the factors described in the company's Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.


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                               IKONICS CORPORATION

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
               For the Three Months Ended March 31, 2007 and 2006


                                                       THREE MONTHS ENDED
                                                    03/31/07         03/31/06
                                                   -----------      -----------
Sales                                              $ 3,507,767      $ 3,371,800
Costs and expenses                                   3,511,434        3,249,798
                                                   -----------      -----------
Income (Loss) from Operations                           (3,667)         122,002
Gain on sale of investment                              55,159               --
Interest Income                                         32,907           23,788
                                                   -----------      -----------
Income before income taxes                         $    84,399      $   145,790
Federal and state income tax (expense) benefit           9,698          (47,488)
                                                   -----------      -----------
Net income                                              94,097           98,302
                                                   ===========      ===========
Earnings per common share-diluted                  $      0.05      $      0.05
                                                   ===========      ===========
Average shares outstanding-diluted                   2,064,511        2,019,238


                            CONDENSED BALANCE SHEETS
                   As of March 31, 2007 and December 31, 2006


ASSETS                                                 3/31/07        12/31/06
                                                     -----------     -----------
                                                     (UNAUDITED)
Current assets                                       $ 8,327,872     $ 8,229,210
Property, plant and equipment, net                     1,008,418         991,920
Investment in non-marketable
   equity securities                                     791,451         988,910
Intangible assets                                        496,155         485,421
Deferred income taxes                                     48,000          48,000
                                                     -----------     -----------
                                                     $10,671,896     $10,743,461
                                                     ===========     ===========
LIABILITIES AND EQUITY
Current liabilities                                  $   669,795     $   879,362
Long term debt                                                --              --
Stockholders' equity                                  10,002,101       9,864,099
                                                     -----------     -----------
                                                     $10,671,896     $10,743,461
                                                     ===========     ===========


                  CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)
               For the Three Months Ending March 31, 2007 and 2006


                                                           3/31/07         3/31/06
                                                         -----------     -----------
Net cash provided by operating activities                    193,372          18,363
Net cash provided by (used in) investing activities          153,120        (217,178)
Net cash provided by financing activities                     28,384         121,221
                                                         -----------     -----------
Net increase (decrease) in cash and cash equivalents         374,876         (77,594)
Cash and cash equivalents at beginning of period           3,428,186       3,412,072
                                                         -----------     -----------
Cash and cash equivalents at end of period               $ 3,803,062     $ 3,334,478
                                                         ===========     ===========